Putnam Floating Rate Income Fund, 2/29/12, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	12,611
Class B	   469
Class C	 3,613

72DD2 (000s omitted)

Class M	   322
Class R	    26
Class Y	 6,538

73A1

Class A	0.422690
Class B	0.405432
Class C	0.357965

73A2

Class M	0.418363
Class R	0.401104
Class Y	0.444492

73C
Class A	0.003867
Class B	0.003709
Class C	0.003275
Class M	0.003827
Class R	0.003669
Class Y	0.004066


74U1	(000s omitted)

Class A	24,868
Class B	 1,090
Class C	 9,279

74U2	(000s omitted)

Class M	   562
Class R	    58
Class Y	14,438

74V1

Class A	8.75
Class B	8.75
Class C	8.75

74V2

Class M	8.75
Class R	8.75
Class Y	8.76

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.